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EXHIBIT 21.1

SUBSIDIARIES OF GEVITY HR, INC. as of DECEMBER 31, 2007

Subsidiary	Jurisdiction of Formation
1. Gevity HR, L.P.*	Delaware
2. Gevity HR II, L.P.*	Delaware
3. Gevity HR III, L.P.*	Delaware
4. Gevity HR IV, L.P.*	Delaware
5. Gevity HR V, L.P.*	Delaware
6. Gevity HR VI, L.P.*	Delaware
7. Gevity HR VII, L.P.*	Delaware
8. Gevity HR VIII, L.P.*	Delaware
9. Gevity HR IX, L.P.*	Delaware
10. Gevity HR X, L.P.*	Delaware
11. Gevity HR XI, LLC*	New Mexico
12. Gevity HR XII Corp.*	Florida
13. Gevity XIV, LLC*	Delaware
14. Staff Leasing, LLC*	Delaware
15. Concorda Insurance Company Limited	Bermuda
16. Gevity Insurance Agency, Inc.	Delaware

*
Also does business under the name "Gevity HR".

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  EXHIBIT 21.1
SUBSIDIARIES OF GEVITY HR, INC. as of DECEMBER 31, 2007